UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 19, 2007

House of Taylor Jewelry, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-25377 (Commission File Number)	33-0805583 (IRS employer identification no.)
9200 Sunset Blvd. Suite 425 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 860-2660

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers.

At the Annual Meeting of Stockholders held on November 19, 2007, stockholders elected six directors for the ensuing year or until the election and qualification of their respective successors. Five of the directors were re-elected: Jack Abramov, Chairman of the Board, president and chief executive officer, Peter Mainstain, member of the Board of Directors, Chairman of the Audit Committee and member of the Compensation Committee, Frank M. Devine, member of the Board of Directors and member of the Audit Committee and Compensation Committee, Dr. Larry Chimerine, member of the Board of Directors, Chairman of the Compensation Committee and member of the Audit Committee,  and John Moretz, member of the Board of Directors.  Bob Rankin, the Company’s chief operating and financial officer, was elected to the Board for the first time.

Item 8.01 Other Events.

The following three proposals were voted on and approved at the Annual Meeting of Stockholders held on November 19, 2007; (1) amending the articles of incorporation to increase the authorized number of directors from five to a floating number of no less than five and no more than nine as determined by the board of directors, (2) electing six directors for the ensuing year or until the election and qualification of their respective successors of which five of the directors were re-elected and Bob Rankin, the company chief operating and financial officer, was elected to the Board for the first time, and (3) ratifying the House of Taylor Jewelry Inc. 2007 Stock Compensation Plan.

Item 9.01    Financial Statements and Exhibits.

On November 26, 2007, House of Taylor Jewelry, Inc. issued a press release announcing the results of the Annual Meeting that was held on November 19, 2007.  A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2007	House of Taylor Jewelry, Inc.
/s/ Bob Rankin
Bob Rankin, Chief Financial Officer

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